EXHIBIT 10(a)(3)

SCHEDULE OF EMPLOYMENT AGREEMENTS

Form of Contract
William F. Schwer	A
Robert A. Peiser	B

The Company anticipates executing an employment agreement with John C. Sheptor, effective January 29, 2008, containing the following key terms:

Mr. Sheptor will receive compensation in the amount of $550,000 annual base salary and will be eligible for a bonus with a target amount of 100% of his annual base salary with a maximum opportunity of two (2) times the target amount conditional upon the Company’s achievement of certain performance and financial goals.

The Company will grant Mr. Sheptor 75,000 shares of restricted stock on January 29, 2008 which will vest on the third anniversary of the grant date.